THE GRANDE HOLDINGS LIMITED (IN LIQUIDATION)
GRANDE N.A.K.S., LTD.
S&T INTERNATIONAL DISTRIBUTION LIMITED
c/o FTI CONSULTING (HONG KONG) LIMITED
LEVEL 22, THE CENTER
99 QUEEN’S ROAD CENTRAL
CENTRAL, HONG KONG

October 8, 2013

VIA E-MAIL AND COURIER

Emerson Radio Corp.
3 University Plaza
Suite 405 - 4th Floor
Hackensack, NJ 07601

Attention: Christopher Ho, Chairman of the Board of Directors; Andrew L. Davis, Executive Vice President, Chief Financial Officer, and Secretary

Re:    Notice of Nominations of Persons for Election to the Board of Directors of Emerson
Radio Corp. and Proposal to Amend Section 3.2 of the Bylaws

Dear Mr. Ho and Mr. Davis:

Pursuant to and in accordance with the requirements of Section 2.14 of Article 2 of the Corporate Bylaws (the “Bylaws”) of Emerson Radio Corp., a Delaware corporation (the “Company”), The Grande Holdings Limited (In Liquidation) (“Grande Holdings”), (together with Grande N.A.K.S., Ltd. (“N.A.K.S.”) and S&T International Distribution Limited (“S&T Distribution”), the “Stockholders”) hereby give notice (“Notice”), with respect to the next Annual or Special Meeting of Stockholders of the Company at which directors are to be elected and at any and all adjournments, postponements, recesses, reschedulings or continuations thereof (collectively, the “Stockholder Meeting”), of their nomination of Nicholas James Gronow, Choong Khuat Leok (who is also known by the anglicized name Lionel Choong), and Mark Sims Chadwick (together, the “Additional Nominees”) to stand for election as directors of the Company for terms expiring at the next succeeding annual meeting of stockholders of the Company in 2014 (the “Nominations”).

As used in this Notice, the term “Shares” refers to shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), owned of record by S&T Distribution and beneficially owned by the other Stockholders.

On September 13, 2013, the Stockholders notified the Company of the Stockholders’ nomination of seven individuals to stand for election as directors of the Company at the Stockholder Meeting, and of the Stockholders’ intention to cast S&T Distribution’s 15,243,283

Shares for those seven nominees. The Stockholders also asked the Company to nominate those seven individuals for election to the Company board of directors (the “Board”), in the interest of having the Stockholder Meeting run as smoothly as possible.

On September 20, 2013, the Board resolved to nominate those seven nominees at the next Stockholder Meeting, but also resolved to increase the size of the Board by three, to a total of ten directors and nominate three additional persons for election. As a result of this increase, the Stockholders hereby nominate three additional individuals, Mssrs. Gronow, Choong, and Chadwick, to stand for election as directors of the Company at the Stockholder Meeting. S&T Distribution also hereby puts forth a proposal to be presented at the Stockholder Meeting to amend the Bylaws, effective immediately after the certification of the election results for the Stockholder Meeting by the Company, to fix the number of directors at seven (Exhibit D herein), thereby returning the Board to its previous size, which the Stockholders believe is in the best interests of stockholders. The Stockholders expect that, effective immediately after the certification of the election results for the Stockholder Meeting by the Company, and assuming the approval of this proposal, three directors will resign from the Board, leaving the following seven individuals as directors of the Company: Gregory William Hunt, Vincent Fok, Mark Manski, Kareem Sethi, Terence Snellings, Lionel Choong, and Duncan Hon.

We are providing this Notice of nominations, in accordance with Section 2.14 of Article 2 of the Bylaws, not less than 20 days prior to the meeting date. There is no advance notice provision within the Bylaws for the Bylaw amendment proposal. A representative of the Stockholders will be present at the Stockholder Meeting to present the Nominations and the Bylaw amendment proposal.

All information required to be included in this notice pursuant to the Bylaws has been provided by the Stockholders and the Additional Nominees. Where information sought by Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would be answered in the negative and no response would be required to be included in a proxy statement, this Notice may omit such negative response.

Information Regarding the Stockholders

Exhibit A includes (i) the name and address of each of the Stockholders, (ii) the class and number of all shares of stock of the Company which are owned beneficially and of record, directly or indirectly, by each of the Stockholders and any of their respective affiliates or associates, and (iii) the name of each nominee holder of shares of all stock of the Company owned beneficially but not of record by each of the Stockholders and any of their respective affiliates or associates, and the number of such shares of capital stock of the Company held by each such nominee holder. None of the Stockholders owns any Shares of record that it does not also directly or indirectly beneficially own.

None of the Stockholders or their affiliates or associates have entered into (i) any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction with respect to the stock of the Company or (ii) any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Company), the effect or intent of the foregoing being (x) to mitigate loss to, or to manage risk or benefit of share price changes for, or (y) to increase or decrease the voting power or pecuniary or economic interest of, such Stockholder, or their respective affiliates or associates, with respect to stock of the Company.

The Stockholders and each of Mr. Gronow, Mr. Choong, and Mr. Chadwick will enter into agreements (the “Nomination Agreements”) pursuant to which the Stockholders will indemnify and hold harmless each such Additional Nominee from any and all damages, judgments, settlements, losses, fees, costs and expenses incurred by such Additional Nominee resulting from any claim, action or demand that arises out of or in any way relates to certain actions, including running for election to the Board or serving on the Board, to the extent not otherwise indemnified by the Company or any other source of Company-related indemnification or insurance. This indemnification will apply, however, only so long as the action or failure to act by such Additional Nominee does not constitute fraud, bad faith, willful misconduct or gross negligence as found by a court of competent jurisdiction. Each Nomination Agreement will also contain confidentiality provisions whereby the respective Additional Nominee will agree to keep confidential, and not to disclose without the Stockholders’ prior consent (subject to customary exclusions, such as pursuant to applicable laws), confidential, proprietary or non-public information of the Stockholders or their affiliates obtained by such Additional Nominee in connection with his nomination. The Stockholders have not paid any Additional Nominee in consideration of such Additional Nominee’s agreement to serve in such capacity, but if an Additional Nominee is elected to the Board, such Additional Nominee would generally be entitled to certain payments and other benefits from the Company in his capacity as a member of the Board. The Nomination Agreements will also provide that, if such Additional Nominee is elected to the Board, he will be subject to fiduciary duties in such capacity, and the Stockholders and each such Additional Nominee will agree that the respective Nomination Agreement will not derogate from, or in any manner limit, such Additional Nominee’s exercise of such fiduciary duties. Other than as holders of Shares, the Stockholders, and their affiliates and associates, have no material interest, including any anticipated benefit, from the Nominations.

In addition, Mr. Gronow, Mr. Choong, and Mr. Chadwick have each agreed to not disclose or attempt to personally benefit from certain confidential or proprietary information received from or on behalf of the Stockholders and regarding the nominations.

Except as described in this Notice, there (i) are no agreements, arrangements or understandings (whether written or oral) between or among the Stockholders, or any affiliates or associates of the Stockholders, and any Additional Nominee or any other person or persons in connection with such nomination or (ii) is no material interest of the Stockholders, or any affiliates or associates of the Stockholders, in such nomination, including any anticipated benefit therefrom to the Stockholders, or any affiliates or associates of the Stockholders.

The Stockholders and/or affiliates of the Stockholders do not intend to deliver a proxy statement and form of proxy to holders of the Company’s outstanding capital stock or otherwise to solicit proxies or votes from Company stockholders in support of the Nominations as the

Stockholders currently hold sufficient shares required to elect the Additional Nominees at the Stockholder Meeting. The Stockholders intend to appear in person or by proxy at the Stockholder Meeting to make the Nominations and intend to cast S&T Distribution’s 15,243,283 Shares for each of the prior nominees and each of Mssrs. Gronow and Choong, as well as for Mr. Kareem Sethi, provided Mr. Sethi remains a nominee for the Board. If Mr. Sethi is no longer a nominee, the Stockholders intend to cast their votes for Mr. Chadwick instead of Mr. Sethi. The Stockholders intend to remain the record owners of Shares as of the record date for the Stockholder Meeting and as of the date of the Stockholder Meeting.

Information Regarding the Nominations

The Stockholders propose to nominate the Additional Nominees for election as directors of the Company at the Stockholder Meeting, for terms expiring at the next succeeding annual meeting of stockholders of the Company in 2014.

Information Regarding the Additional Nominees

Exhibit B includes (i) the name, age, business and residential address, and citizenship of each of the Additional Nominees, (ii) the principal occupation or employment of each of the Additional Nominees, (iii) the class and number of all shares of stock of the Company which are owned beneficially or of record, directly or indirectly, by each of the Additional Nominees and any of their respective affiliates or associates (the associates, as defined in Rule 14a-1 under the Exchange Act, are hereinafter collectively referred to as the “Nominee Associates”), (iv) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by each of the Additional Nominees or any of their respective affiliates or associates, and (v) the number of such shares of capital stock of the Company held by each such nominee holder. None of the Additional Nominees or the Nominee Associates is the record or beneficial owner of any Shares. We also direct the Company to the information provided in the Stockholders Schedule 13D, as amended (the latest amendment having been filed on September 18, 2013).

None of the Additional Nominees or their respective affiliates or associates has entered into any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction with respect to the stock of the Company.

None of the Additional Nominees or their respective affiliates or associates has entered into any other transaction agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Company), the effect or intent of the foregoing being (i) to mitigate loss to, or to manage risk or benefit of share price changes for, or (ii) to increase or decrease the voting power or pecuniary or economic interest of, such Additional Nominee, or his respective affiliates or associates, with respect to stock of the Company.

Absence of Any Family Relationships

None of the Additional Nominees has any family relationship with any director or officer, or person nominated to become a director or officer, of the Company or any of its subsidiaries.

Biographical Information

Nicholas James Gronow is a Senior Managing Director in the Corporate Finance/Restructuring practice of FTI Consulting, a global business advisory firm offering services in corporate finance and restructuring, economic consulting, forensic and litigation consulting, and strategic communications consulting. Mr. Gronow has over 19 years of experience in financial and operational restructuring, corporate recovery, and transaction advisory. Mr. Gronow has extensive experience advising bank groups, private equity funds, bondholders and corporations throughout the Asia Pacific region. Mr. Gronow has led assignments across a broad spectrum of situations, ranging from regional and global financial restructurings to designing and implementing performance improvement programs for companies in developing countries, and from performing comprehensive due diligence advisory roles with respect to business acquisitions to conducting corporate recovery assignments to maximize value for stakeholders. Mr. Gronow is a CA and CPA and is a member of the Institute of Chartered Accountants in Australia, a member of the Financial Institute of Australasia (Finsia), and a Fellow of the Hong Kong Institute of Certified Public Accountants. Mr. Gronow holds a Bachelor of Commerce from the University of Melbourne.

Lionel Choong is a Consultant for Zenith Professionals Ltd., Acting Chief Financial Officer of Global Regency Ltd., and Board Advisor to Really Sports Co., Ltd. Mr. Choong has a wide range of experience in a variety of senior financial positions with companies in Hong Kong, the PRC, and London. His experience encompasses building businesses, restructuring, insolvency, corporate finance, and initial public offerings in a number of vertical markets including branded apparel, consumer and lifestyle, consumer products, pharmaceuticals, and logistics. From June 2008 to May 2011, Mr. Choong was Chief Financial Officer of Sinobiomed, Inc., a NASDAQ-listed company. Mr. Choong is a member of the Institute of Chartered Accountants in England and Wales (“ICAEW”) and the Hong Kong Institute of Certified Public Accountants, and holds an Investors Representative License from the Securities and Futures Commission, Hong Kong. Mr. Choong is a CPA and holds a Bachelor of Arts in Accountancy from London Guildhall University, UK, and a Master of Business Administration from The Hong Kong University of Science and Technology and the Kellogg School of Management at Northwestern University.

Mark Sims Chadwick is a Senior Managing Director in the Corporate Finance/Restructuring practice of FTI Consulting, a global business advisory firm offering services in corporate finance and restructuring, economic consulting, forensic and litigation consulting, and strategic communications consulting. Mr. Chadwick has over 17 years of experience specializing in the fields of restructuring and turnaround and has spent the last 12 years working on matters in Indonesia, China, Malaysia and Singapore. Prior to joining FTI Consulting, Mr. Chadwick was an Executive Director of Ferrier Hodgson. Mr. Chadwick is a member of the Institute of Chartered Accountants (Australia), a member of the Turnaround Management Association, and a member of INSOL International. Mr. Chadwick holds a Bachelor of Commerce in Accounting from Curtin University.

Absence of Involvement in Certain Legal Proceedings

During the past ten years:

(a)
No petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, any Additional Nominee, or any partnership in which any Additional Nominee was a general partner at or within two years before the time of such filing, or any corporation or business association of which the Additional Nominee was an executive officer at or within two years before the time of such filing;

(b) No Additional Nominee has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) No Additional Nominee has been the subject of any administrative or court order, judgment, decree or consent agreement, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”), or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in, or being associated with a person engaging in, any type of business practice or activity; or

(iii) Engaging in, or being associated with a person engaging in, any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(d) No Additional Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e) No Additional Nominee has been found by a court of competent jurisdiction in a civil action or by the U.S. Securities and Exchange Commission (the “SEC”) to have violated any Federal or State securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated;

(f) No Additional Nominee has been found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any Federal commodities law, where the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated;

(g) No Additional Nominee has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding (excluding any settlement of a civil proceeding among private litigants), not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation;

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; and
(h) No Additional Nominee has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of:

(i) Any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act);
(ii) Any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act); or

(iii) Any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Ownership Reporting Compliance

None of the Additional Nominees has failed to file reports related to the Company that are required by Section 16(a) of the Exchange Act.

Independence

The Shares trade on the NYSE MKT, subjecting the Company to the listing standards of the NYSE MKT. Pursuant to such rules, a company’s board of directors must determine the independence of directors on a case by case basis. The Stockholders believe that Mr. Choong is not subject to any of the disqualifying circumstances set forth in the applicable rules of the NYSE MKT relating to independence.

Information Regarding the Participants

The Stockholders and the Additional Nominees are hereinafter collectively referred to as the “Participants”.

Exhibits A and B include (i) the name and address of each of the Participants, (ii) the present principal occupation or employment of each of the Participants, (iii) the class and number of securities of the Company which are owned beneficially, directly or indirectly, by each of the Participants, and (iv) the amount of each class of securities of the Company which are owned of record, but not beneficially, by each of the Participants or any of their respective affiliates or associates (the associates, as defined in Rule 14a-1 under the Exchange Act, are hereinafter collectively referred to as the “Participant Associates”). Except for the Stockholders, none of the Participants or the Participant Associates is the record or beneficial owner of any Common Stock. None of the Participants or any of their affiliates or associates owns any securities of the Company other than Shares. None of the Participant Associates has any material or substantial interest, direct or indirect, by security holdings or otherwise, in any matter known by the Participants to be acted upon at the Stockholder Meeting other than as set forth in this Notice.

No Participant or, to the best knowledge of the Participants, Participant Associate has, during the past ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

No Participant or, to the best knowledge of the Participants, Participant Associate has, during the past two years, purchased or sold any securities of the Company.

None of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company,

including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

To the best knowledge of the Participants, none of the Participant Associates beneficially owns, directly or indirectly, any Shares or other securities of the Company. None of the Participants beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

Other than as set forth herein, no Participant, Participant Associate or member of any of the foregoing’s immediate family is either a party to any transaction or series of transactions, whether indebtedness transactions or otherwise, since the beginning of the Company’s last fiscal year or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its affiliates was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant, Participant Associate or any member of his or her immediate family has, or will have, a direct or indirect material interest. We note that the Stockholders and their affiliates have engaged in transactions with the Company, as the Company disclosed in its Form 10-K/A filed with the SEC on July 29, 2013. Such disclosure is incorporated by reference into this letter and included as Exhibit C to this letter.

Except as described herein, no Participant or, to the best knowledge of the Participants, Participant Associate has entered into any agreement or has any arrangement or understanding with any person respecting any future employment with the Company or any of its affiliates or respecting any future transactions to which the Company or any of its affiliates will or may be a party.

None of the Participants has any substantial interest, direct or indirect, in any matter known by the Participants to be acted upon at the Stockholder Meeting other than (i) by reason of their ownership of the Shares, (ii) the interest of each Additional Nominee in being elected to serve as a director of the Company, (iii) as otherwise set forth in the Schedule 13D with respect to the Common Stock, and related amendments thereto, filed with the SEC by certain of the Participants (collectively, the “13D Filings”), which 13D Filings have been previously provided to the Company and are available upon request, and (iv) as otherwise set forth in this Notice.

There are no material proceedings to which any Participant or, to the best knowledge of the Participants, any Participant Associate is a party adverse to the Company or any of its subsidiaries, or in which any of the Participants or Participant Associates has a material interest adverse to the Company or any of its subsidiaries.

Information Regarding the Solicitation

At the present time, the Participants do not intend to solicit proxies in favor of the Nominations. If proxies are solicited, they may be solicited by mail, advertisement, telephone, facsimile, the Internet, email, public forums and personal solicitation. No additional compensation would be paid to the Participants or to the Additional Nominees for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries would be requested to forward the Participants’ solicitation material to their customers for whom they hold shares of Common Stock, and the Stockholders would reimburse them for their reasonable out-of-pocket expenses. As of the date of this Notice, the Stockholders have not retained a soliciting agent to assist in the solicitation of proxies or for related services, but the Stockholders reserve the right to retain a soliciting agent in the future. In the case that such soliciting agent is retained, the Stockholders will agree to pay the soliciting agent a retainer, and certain additional fees upon the filing of the Participants’ preliminary proxy statement with respect to the Shareholder Meeting, upon the mailing of the solicitation materials to the Company’s stockholders and upon the date of the Shareholder Meeting or the completion of the engagement. In addition, in the case that such a soliciting agent is retained by the Stockholders, the Stockholders agree to reimburse such soliciting agent for its reasonable out-of-pocket expenses and to indemnify it, and its employees, in respect of certain losses, claims, damages, liabilities or expenses in connection with its retention, and will require such soliciting agent to agree to hold in confidence and not disclose to third parties (or use for any purpose other than the solicitation of proxies) certain information received by the Stockholders in connection therewith.

Additionally, regular employees of the Stockholders may be employed in any solicitation of proxies in favor of the Nominations in order to communicate with stockholders of the Company in connection with the solicitation and the Stockholder Meeting; none of any such individuals would be paid for such actions in connection with the foregoing beyond their regular compensation.

The entire expense of preparing, assembling, printing and mailing any proxy statement and related materials and the cost of soliciting proxies, together with other related expenses, would be borne by the Stockholders. The Stockholders do not intend to seek reimbursement of such expenses from the Company and will not submit such reimbursement to a vote of stockholders. If the Stockholders intend in the future to solicit proxies from the Company’s stockholders, they will provide the Company with an estimate of the expenses that will be incurred with respect to such proxy solicitation.

General

The Stockholders reserve the right to nominate additional nominees for any reason, including if the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Stockholder Meeting or the composition of the Board or its nominees has or is changed prior to the Stockholder Meeting. Shares represented by proxies given to us will be voted for any substitute or additional nominees. The Stockholders reserve the right to nominate substitute nominees if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Additional Nominees. Additionally, if any Additional Nominee (or substitute nominee) is unable or unwilling to stand for election for any reason at the Stockholder Meeting, the Stockholders intend to nominate a person in the place of such Additional Nominee (or substitute therefor). The Stockholders’ reservation of the foregoing rights, and any of the foregoing actions that may be taken by the Stockholders, are without prejudice to, and will not limit, the Stockholders’ and the other Participants’ rights to challenge any such actions on the part of the Company.

The Stockholders, in furnishing this notice, do not concede the validity or enforceability of any of the provisions of the Bylaws, assertions made by the Company in the proxy statement for the 2012 Annual Meeting with respect to requirements for nominations by a stockholder or any other matter, including any provisions in the Bylaws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business for consideration at any meeting of the stockholders, and expressly reserve the right to challenge the validity, application and interpretation of any such provisions or any other matter.

We are providing this notice via email and U S mail prior to the Company’s deadline for submission of nominees as set forth in the Bylaws; although we have endeavored to fully satisfy all requirements for this notice set forth in the Bylaws, please contact Vincent Fok immediately should the Company require any additional information or if the Company believes that this notice does not comply with any applicable requirement or is otherwise inadequate.

[Signature Page Follows]

Sincerely,

The Grande Holdings Limited (In Liquidation)

By:	/s/ Fok Hei Yu
Fok Hei Yu
Joint and Several Provisional Liquidator

Grande N.A.K.S., Ltd. For and on behalf of GRANDE N.A.K.S. LTD

By:	/s/ Chow Wai Shing Daniel
Chow Wai Shing Daniel Authorised Signature(s)
Director

S&T International Distribution, Limited For and on behalf of S&T International Distribution Limited

By:	/s/ Chow Wai Shing Daniel
Chow Wai Shing Daniel Authorised Signature(s)
Authorized Signatory for and on behalf of
Grande N.A.K.S., Ltd. Director

Exhibit A

Set forth below is (i) the name and address of each of the Stockholders, and (ii) the class and number of all shares of the stock of the Company which are owned beneficially and of record, directly or indirectly, by each of the Stockholders and any of their respective affiliates or associates, and (iii) the name of each nominee holder of shares of all stock of the Company owned beneficially but not of record by each of the Stockholders and any of their respective affiliates or associates, and the number of such shares of capital stock of the Company held by each such nominee holder. The Shares indicated below are held directly by the Stockholders. The Stockholders only own Shares of common stock and do not own any other capital stock of the Company.

Name and Address of Stockholder / Affiliate / Associate	Number of Shares Owned Beneficially and of Record	Number of Shares Owned Beneficially but not of Record	Name of Nominee Holders of Shares Owned Beneficially but not of Record and Number of Such Shares Held by Each Such Holder
The Grande Holdings Limited (In Liquidation) c/o FTI Consulting (Hong Kong) Limited Level 22, The Center 99 Queen’s Road Central Central, Hong Kong	0	15,243,283 (56.2%)(1)	S&T International Distribution, Limited - 15,243,283
Grande N.A.K.S., Ltd. c/o FTI Consulting (Hong Kong) Limited Level 22, The Center 99 Queen’s Road Central Central, Hong Kong	0	15,243,283 (56.2%)(1)(3)	S&T International Distribution, Limited - 15,243,283
S&T International Distribution, Limited c/o FTI Consulting (Hong Kong) Limited Level 22, The Center 99 Queen’s Road Central Central, Hong Kong	15,243,283 (56.2%)(1)(4)	0	N/A

(1) The percentages were calculated on the basis that 27,129,832 shares of Common Stock outstanding were outstanding as of July 30, 2013, as reported by the Company in its report on Form 10-K/A for the annual period ended December 31, 2012, filed with the SEC on July 29, 2013.

(2) The present principal business of each of the Stockholders is the purchase, sale, and holding of securities or other investments.

(3) Grande N.A.K.S. is the sole parent of S&T Distribution, and as such may be deemed the beneficial owner of the shares held for their account.

(4) Grande Holdings is the sole parent of Grande N.A.K.S., and as such may be deemed the beneficial owner of the shares beneficially owned by Grande N.A.K.S.

Exhibit B

Set forth below is (i) the name, age, business address, residential address, and citizenship of each of the Additional Nominees (ii) the principal occupation or employment of each of the Additional Nominees, (iii) the class and number of all shares of stock of the Company which are owned beneficially or of record, directly or indirectly, by each of the Additional Nominees or their respective affiliates or Nominee Associates, (iv) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by each of the Nominees or any of their respective affiliates or associates, and (v) the number of such shares of capital stock of the Company held by each such nominee holder. None of the Additional Nominees own shares of capital stock of the Company.

Name of Additional Nominee (and Age, Addresses) / Affiliate / Associate	Additional Nominee’s Principal Occupation or Employment	Number of Shares Owned Beneficially and of Record	Number of Shares Owned Beneficially but not of Record	Name of Nominee Holders of Shares Owned Beneficially but not of Record and Number of Such Shares Held by Each Such Holder
Nicholas James Gronow Age: 40 Business Address: Level 22, The Center, 99 Queen’s Road Central, Central, Hong Kong Residential Address: Apartment 3201, Block 74 Bamboo Grove, 74-86 Kennedy Road Midlevels, Hong Kong Citizenship: Australian	Senior Managing Director FTI Consulting	0	0	N/A

Lionel Choong Age: 51 Business Address: Willsing Co Ltd, Rm 4304 China Resources Bldg 26 HArbour Road, Wan Chai Hong Kong HKSAR Residential Address: Palace Gardens (Yu Jing) Hawaii, Block 23 Flat 1C, Zhang Mu Tao, Dongguan Guangdong, China 523 630 Citizenship: Malaysian	Zenith Professionals Ltd. Consultant	0	0	N/A
Mark Sims Chadwick Age: 39 Business Address: 8 Shenton Way, #12-02 AXA Tower 068811 Singapore Residential Address: 98 Caimhill Road 229663 Singapore Citizenship: Australian	Senior Managing Director FTI Consulting	0	0	N/A

(1) The percentages were calculated on the basis that 27,129,832 shares of Common Stock outstanding were outstanding as of July 30, 2013, as reported by the Company in its report on Form 10-K/A for the annual period ended December 31, 2012, filed with the SEC on July 29, 2013.

Exhibit C

Set forth below is the information regarding transactions between the Company and the Stockholders and their affiliates disclosed in the Company’s Form 10-K/A, filed with the SEC on July 29, 2013. The Stockholders include this information solely for the purpose of providing information that would be required in a proxy statement, as required by the Bylaws with respect to director nominations. As the Company determined the below information was sufficient for purposes of the Form 10-K/A, it should be sufficient for purposes of a director nomination as set forth in theBbylaws. By providing this information, the Stockholders expressly do not adopt any representations made in the Company’s disclosure regarding actions taken by the Stockholders and their affiliates. Capitalized terms have the meanings given to them in the Form 10-K/A.

Rented Office Space in Hong Kong
The Company is billed for service charges from Brighton Marketing Limited, a subsidiary of Grande, in connection with the Company’s rented office space in Hong Kong. These charges totaled approximately $5,000 for the twelve month period ended March 31, 2013 and approximately $31,000 for the twelve month period ended March 31, 2012 Emerson owed Brighton Marketing Limited nil at both March 31, 2013 and March 31, 2012 pertaining to these charges.

During the twelve months ended March 31, 2013 and the twelve months ended March 31, 2012, the Company was also billed for service charges from The Grande Properties Management Limited, a related party to Christopher Ho, in connection with the Company’s rented office space in Hong Kong, in the amount of approximately $41,000 and approximately $32,000, respectively. During the twelve months ended March 31, 2012, the Company was billed for service charges from Asia Manufacturing Services Limited (formerly known as The Grande Group (Hong Kong) Ltd., a related party to Christopher Ho, in connection with the Company’s rented office space in Hong Kong, in the amount of approximately $19,000. The Company owed nil to The Grande Properties Management Limited related to these charges at both March 31, 2013 and March 31, 2012, and the Company owed approximately $1,000 to Asia Manufacturing Services Limited related to these charges at March 31, 2012.

Beginning July 3, 2012, the Company entered into a rental agreement with Lafe Strategic Services Limited (“Lafe”), which is a related party to Christopher Ho, whereby the Company is leasing out excess space within its rented office space in Hong Kong to Lafe. The rental agreement is on a month-by-month basis, cancellable by either the Company or Lafe on one month’s written notice. During the twelve months ended March 31, 2013, the Company earned rental income of approximately $27,000 from this Arrangement. At March 31, 2013, Lafe owed Emerson nil in rental payable from this arrangement, and Emerson owed Lafe an amount of approximately $6,000 for a security deposit paid to the Company by Lafe at the inception of the agreement.

Dividend-Related Issues with S&T
On March 2, 2010, the Board declared an extraordinary dividend of $1.10 per common share, which was paid on March 24, 2010. In connection with the Company’s determination as to the taxability of the dividend, the Board relied upon information and research provided to it by the Company’s tax advisors and, in reliance on the “stock-for-debt” exception in the Internal Revenue Code Sections 108(e)(8) and (e)(10), concluded that 4.9% of such dividend paid was taxable to the recipients.

In August 2012, the Company received a Form 886-A from the IRS which challenges the Company’s conclusions and determines that the Company does not qualify for the above-referenced exception. Accordingly, the IRS has concluded that 100% of the dividend paid was taxable to the recipients. The Company is defending its position and calculations and is contesting the position asserted by the IRS. The Company prepared and, on October 25, 2012, delivered its rebuttal to the IRS contesting the IRS determination. There can be no assurance that the Company will be successful in defending its position.

In the event that the Company is not successful in establishing with the IRS that the Company calculations were correct, then the shareholders who received the dividend likely will be subject to and liable for an assessment of additional taxes due. Moreover, the Company may be contingently liable for taxes due by certain of its shareholders resulting from the dividend paid by the Company.

Initially, the Company withheld from the dividend paid to foreign shareholders an amount equal to the tax liability associated with such dividend. On April 7, 2010, upon a request made to the Company by its foreign controlling shareholder, S&T, the Company entered into an agreement with S&T (the “Agreement”), whereby the Company returned to S&T on April 7, 2010 that portion of the funds withheld for taxes from the dividend paid on March 24, 2010 to S&T, which the Company believes is not subject to U.S. tax based on the Company’s good-faith estimate of its accumulated earnings and profits. The Agreement includes provisions pursuant to which S&T agreed to indemnify the Company for any liability imposed on it as a result of the Company’s agreement not to withhold such funds for S&T’s possible tax liability and a pledge of stock as collateral. The Company continues to assert that such dividend is largely not subject to U.S. tax based on the Company’s good-faith estimate of its accumulated earnings and profits. In addition, the Company also continues to assert that this transaction results in an off-balance sheet arrangement and a possible contingent tax liability of the Company, which, if recognized, would be offset in part by the calling by the Company on S&T of the indemnification provisions of the Agreement.

Per the terms of the Agreement, Emerson invoiced S&T in June 2010 approximately $42,000 for reimbursement of legal fees incurred by Emerson with regard to the Agreement and approximately $33,000 as a transaction fee for having entered into the Agreement. In January 2011, Emerson agreed, upon the request of S&T, to waive approximately $5,000 of the legal charges that had been invoiced to S&T in June 2010. S&T paid the full amount owed to Emerson of approximately $70,000 in February 2011.

In February 2011, upon the request of S&T to the Company, the Company and S&T agreed that the collateral pledged as a part of the Agreement would no longer be required and such collateral was returned by the Company to S&T in March 2011 and the Agreement was amended and restated to remove the collateral requirement but retain the indemnification provisions. The Agreement, as amended (the “Amended Agreement”), remains in effect as of today. In the event that (i) the Company is not successful in establishing with the IRS that the Company’s calculations were correct and (ii) S&T is unable or unwilling to pay the additional taxes due or indemnify the Company under the terms of the Amended Agreement, the Company may be liable to pay such additional taxes which would have a material adverse effect on the Company’s financial condition and results of operations.

Exhibit D

Resolution to be Presented at the Next Annual or Special Meeting (the “Stockholder Meeting”) for the Election of Directors of Emerson Radio Corp.

WHEREAS, S&T International Distribution Limited (“S&T”) holds of record 15,243,283 shares of Emerson Radio Corp. common stock;

WHEREAS, on September 20, 2013, in response to the nomination by S&T, The Grande Holdings Limited (In Liquidation), and Grande N.A.K.S., Ltd. (collectively, the “Stockholders”) of seven (7) persons to serve as directors, the Board resolved to increase the size of the Board to a total of ten (10) directors and nominated three (3) additional persons for election to the Board;

WHEREAS, the amendment to Section 3.2 of the Bylaws effected hereby shall be effective immediately after the certification of the election results for the Stockholder Meeting by the Company; and

WHEREAS, the Stockholders believe it is in the best interest of the Company’s stockholders to maintain a Board composed of seven (7) members; it is therefore,

RESOLVED, that Section 3.2 of the Bylaws is hereby amended in its entirety to reflect the following: “The Board of Directors shall consist of seven (7) members. Directors need not be residents of the State of Delaware nor stockholders of the Corporation. Each Director shall qualify as a Director following election as such by agreeing to act or acting in such capacity. The number of Directors shall be fixed, and may only be increased or decreased, by a duly adopted amendment to these Bylaws, provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any director then in office.”

Annex 1

Please See the Attached Consent of
Nicholas James Gronow

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
EMERSON RADIO CORP.

To the Secretary of Emerson Radio Corp.:

The undersigned, a nominee for election as a director of Emerson Radio Corp. (the “Company”) at the 2013 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof (the “Meeting”), does hereby consent to being named by the Stockholders and/or their affiliates as a nominee, to being named as such in any proxy statement or other solicitation materials pertaining to the Meeting and to serving as a director if elected at the Meeting.

Dated: 2 October, 2013

/s/ Nicholas James Gronow
Nicholas James Gronow

Annex 2

Please See the Attached Consent of
Lionel Choong

CONSENT OF
NOMINEE FOR ELECTION TO
TIM BOARD OF DIRECTORS OF
EMERSON RADIO CORP.

To the Secretary of Emerson Radio Corp.:

The undersigned, a nominee for election as a director of Emerson Radio Corp. (the “Company”) at the 2013 annual meeting of stockholders ofthe-Company or any other meeting of stockholders held in lieu thereof (the “Meeting”), does hereby consent to being named by the Stockholders and/or their affiliates as a nominee, to being named as such in any proxy statement or other solicitation materials pertaining to the Meeting and to serving as a director if elected at the Meeting.

Dated: October 8, 2013

/s/ CHOONG Khuat Leok
CHOONG Khuat Leok

Annex 3

Please See the Attached Consent of
Mark Sims Chadwick

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
EMERSON RADIO CORP.

To the Secretary of Emerson Radio Corp.:

The undersigned, a nominee for election as a director of Emerson Radio Corp. (the “Company”) at the 2013 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof (the “Meeting”), does hereby consent to being named by the Stockholders and/or their affiliates as a nominee, to being named as such in any proxy statement or other solicitation materials pertaining to the Meeting and to serving as a director if elected at the Meeting.

Dated: 2 October, 2013

/s/ Mark Sims Chadwick
Mark Sims Chadwick